Exhibit 16
[Crowe Chizek and Company LLC Letterhead]
January 18, 2008
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549
Ladies and Gentlemen:
We have read the comments made regarding us in Item 4.01 of Form 8-K of Dearborn Bancorp, Inc. dated January 15, 2008 and being filed January 18, 2008, as contained in the second and third paragraphs of Item 4.01, and are in agreement with those statements.

/s/Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Grand Rapids, Michigan

cc:	Mr. Donald G. Karcher
Audit Committee Chairman
Dearborn Bancorp, Inc.